Amendment to Management Agreement

TO: Paradigm Funds

Nine Elk Street

Albany, NY 12207

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the Paradigm Value Fund (the “Fund”), pursuant to a Management Agreement dated December 11, 2002 and amended December 16, 2005 and May 1, 2017. Effective May 1, 2025, the advisor hereby contractually agrees that the first paragraph of Section 3 of the Agreement is revised to read as follows:

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate of 1.25% of the average value of its daily net assets.

Very truly yours,

Paradigm Funds Advisor LLC

By: /s/ Robert A. Benton

Print Name: Robert A. Benton

Title: Chief Financial Officer

Acceptance: The foregoing agreement is hereby accepted.

Paradigm Funds

By: /s/ Candace King Weir

Print Name: Candace King Weir

Title: President

Amendment to Management Agreement

TO: Paradigm Funds

Nine Elk Street

Albany, NY 12207

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the Paradigm Select Fund (the “Fund”), pursuant to a Management Agreement dated December 29, 2004. Effective May 1, 2025, the advisor hereby contractually agrees that the first paragraph of Section 3 of the Agreement is revised to read as follows:

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee at the annual rate of 1.15% of the average value of its daily net assets.

Very truly yours,

Paradigm Funds Advisor LLC

By: /s/ Robert A. Benton

Print Name: Robert A. Benton

Title: Chief Financial Officer

Acceptance: The foregoing agreement is hereby accepted.

Paradigm Funds

By: /s/ Candace King Weir

Print Name: Candace King Weir

Title: President